                                                                       EXHIBIT 6

               SUBORDINATE ASSIGNMENT AND ASSUMPTION AGREEMENT

          This Subordinate Assignment and Assumption Agreement (the "Agreement"), dated as of December 27, 1995, among S.A. Louis Dreyfus et Cie, a French corporation ("SALD") and Societe Generale, as Agent under a Convention de Pret en Devises dated December 27, 1995 (the "Credit Agreement"), among SALD, Societe Generale and Banque Nationale de Paris (the
"Banks") and Societe Generale, as Agent.

                              W I T N E S S E T H :

          WHEREAS, pursuant to the Credit Agreement, the Banks have agreed to make loans to SALD in an aggregate principal amount not to exceed
$250,000,000, on the terms and subject to the conditions set forth therein;

          WHEREAS, pursuant to a Convention de Pret en Devises, dated December 23, 1994 (the "1994 Credit Agreement"), among SALD Societe Generale, Banque Nationale de Paris, Credit Lyonnais, Caisse Centrale des Banques Populaires, Banque Francaise du Commerce Exterieur, Caisse Nationale de Credit Agricole, Credit Industriel et Commercial, Banque Indosuez and Credit National (the "1994 Banks") and Societe Generale, as agent (the "1994 Agent"), the 1994 Banks have agreed to make loans to SALD in an aggregate principal amount not to exceed $250,000,000, on the terms and subject to the conditions set forth therein;

          WHEREAS, in order to secure its obligations under the 1994 Credit Agreement and the other Secured Obligations (as such term is defined in the 1994 Pledge Agreement referred to below), SALD has pledged on a senior basis all of its right, title and interest in and to the twenty million shares of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation ("LDNG"), owned by it to the 1994 Banks pursuant to the Pledge Agreement, dated as of December 23, 1994, between SALD, on the one hand, and the 1994 Agent and the 1994 Banks, on the other hand (the "1994 Pledge Agreement");

          WHEREAS, Louis Dreyfus Natural Gas Holdings Corp. ("LDNGHC") has assigned to SALD all of its rights and obligations (insofar as they relate to the Securities) under the Registration Rights Agreement dated as of November 9, 1993, between LDNGHC and LDNG, as amended by a letter agreement dated December 22, 1993 from LDNG to SALD and LDNGHC by a letter agreement dated December 20, 1994 from LDNG to SALD and LDNGHC and by a letter agreement dated December 27, 1995 from LDNG to SALD and LDNGHC (as amended, the "Registration Rights Agreement");

          WHEREAS, pursuant to the Assignment and Assumption Agreement dated as of December 23, 1994 (the "Senior Assignment and Assumption Agreement"), SALD assigned and transferred to the Secured Parties (as defined in the 1994 Pledge Agreement, the "1994 Secured Parties") and their successors and assigns all of its right, title and interest in and to the Registration Rights Agreement as additional collateral to secure the loans under the 1994 Credit Agreement;

          WHEREAS, pursuant to the 1995 Credit Agreement, the Banks have agreed to make loans to SALD in an aggregate principal amount not to exceed $75,000,000, on the terms and subject to the conditions set forth therein;

          WHEREAS, in order to secure its obligations under the 1995 Credit Agreement and the other Secured Obligations (as such term is defined in the 1995 Pledge Agreement referred to below), SALD has pledged, subject to the terms and conditions thereof, all of its right, title and interest in and to the twenty million shares of LDNG, owned by it to the Banks pursuant to the Pledge Agreement, dated as of December 27, 1995, between SALD, on the one hand, and the Agent and the Banks, on the other hand (the "1995 Pledge Agreement") (terms used but not defined herein shall have the meanings ascribed thereto in the 1995 Plege Agreement);

          WHEREAS, it is a condition precedent to the obligation of the Banks to make loans under the 1995 Credit Agreement that SALD shall have executed and delivered this Agreement;

          NOW, THEREFORE, with intent to be legally bound hereby and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SALD hereby assigns and transfers as additional collateral to secure the loans under the 1995 Credit Agreement all of its right, title and interest in and to the Registration Rights Agreement to the Secured Parties and their successors and assigns, insofar as such right, title and interest relate to such of the securities as are or become priority collateral.

          TO HAVE AND TO HOLD the same unto the Secured Parties and their successors and assigns.

          SALD further agrees that upon the occurrence and during the continuance of an Event of Default the Agent, on behalf of itself and the other Secured Parties, may exercise all of the rights of SALD assigned and transferred hereby in and under the Registration Rights Agreement as fully as if it and the other Secured Parties were named therein as parties thereto and that SALD will take such further actions (including but not limited to executing and delivering such further instruments, documents and agreements) as may be necessary or desirable to evidence the assignment and assumption referred to herein or to enable the Agent, on behalf of itself and the other Secured Parties, to exercise its rights and the rights of the other Secured Parties under the Registration Rights Agreement; PROVIDED that the parties hereto acknowledge and agree that the rights of SALD assigned and transferred hereby may be exercised by the Agent, on behalf of itself and the other secured Parties, only with respect to such of the Securities as are or become Priority Collateral.

          This Agreement is binding on all parties who lawfully succeed to the rights or take the place of the Secured Parties or SALD.

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

          This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the date first written above.

                                       S.A. LOUIS DREYFUS ET CIE


                                       By: /s/
                                          -------------------------------
                                          Name:
                                          Title:


                                       SOCIETE GENERALE,
                                         as Agent


                                       By: /s/
                                          -------------------------------
                                          Name:
                                          Title:


Agreed and Acknowledged:

Societe Generale,
as 1994 Agent

                                      3